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                                                                    EXHIBIT 99.1


                                  News Release


                                December 4, 2000


Geneva, AL. - Citing continuing competition from imported textile goods and a general softness in the textile industry, CMI Industries, Inc. announced today that it will close the remaining Geneva Plant operations, a move that will affect approximately 150 associates. The plant will close completely by February 5, 2001.

"When we announced the down-sizing of our operations earlier this fall, we had expected an increase in our business for the first quarter of 2001. Despite the relentless efforts of our sales associates, we have been unable to generate sufficient sales to sustain this operation at historical levels. Therefore we are compelled to reduce our operations further. We will be working with the Alabama Department of Industrial Relations to assist associates with finding employment and retraining opportunities," stated Mike Hopp, Vice President of Human Resources.

"The decision to close this operation has been difficult. The company appreciates the support the community has given us since we began operations here in 1977. We have a deep concern for all associates and their families affected and we are committed to making the transition as smooth as possible during the closing of this operation," explained Hopp.

In addition to its local operations, CMI Industries operates plants in Georgia, South Carolina, North Carolina, and Virginia.

CMI Industries is a diversified manufacturer of textile products serving a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel, consumer products, and industrial/medical markets.

For additional information, contact:

A. Michael Hopp
Vice President Human Resources
803 771 4434